Exhibit 10.1

DATED 10 July 2007

MAN SANG INTERNATIONAL (B.V.I.) LIMITED

- and -

ICEA SECURITIES LIMITED

Placing Agreement

relating to the shares in

MAN SANG INTERNATIONAL LIMITED

Gordon Ng & Co.
In association with
Hogan & Hartson L.L.P

Suite 2101
Two Pacific Place
88 Queensway
Hong Kong

Tel: (852) 2151 5858
Fax: (852) 2151 5868

THIS AGREEMENT is made the 10 day of July 2007 and

BETWEEN:

(1)	MAN SANG INTERNATIONAL (B.V.I.) LIMITED, a company incorporated under the laws of British Virgins Islands whose registered address is at the offices of Carribean Corporate Services Limited, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands (the “Vendor”); and

(2)	ICEA SECURITIES LIMITED, a company incorporated in Hong Kong with limited liability under the laws of Hong Kong whose registered office is at Room 2501-02 at 26th Floor, ICBC Tower, 3 Garden Road, Central, Hong Kong (the “Placing Agent”).

WHEREAS:

(A)	Man Sang International Limited (the “Company”) was incorporated in Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

(B)	At the date of this Agreement, the Company has an authorised share capital of HK$150,000,000 divided into 1,500,000,000 shares of HK$0.10 each (the “Shares”), of which 1,003,740,207 Shares have been issued and are fully paid or credited as fully paid and are beneficially owned as to 494,406,000 Shares by the Vendor.

(C)	All of the issued Shares are currently listed on the Main Board of The Stock Exchange of Hong Kong Limited and the relevant Stock Code is 0938.

(D)	The Vendor has agreed to appoint the Placing Agent as placing agent for the purpose of procuring, on a best efforts basis, as agent of the Vendor, purchasers for the Placing Shares (as defined below) on the terms and subject to the conditions set out in this Agreement.

IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Agreement, including its Recitals and the Schedule, unless the context otherwise requires:

“Business Day”	means any day (excluding a Saturday) on which banks generally are open for business in Hong Kong;

“Closing Date”

means 2 Business Days after the date on which the Placing Announcement is published and the Shares have resumed trading on the Stock Exchange (or such other time or date as the Vendor and the Placing Agent shall agree) and on which completion of the Placing shall take place pursuant to Clause 3;

“Companies Ordinance”	means the Companies Ordinance (Cap. 32 of the Laws of Hong Kong);

“Company”	has the meaning given to it in Recital (A);

“Completion”	means the performance by the parties of their respective obligations in accordance with Clause 3;

“Group”	means the Company and its Subsidiaries and the expression “member of the Group” shall be construed accordingly;

“HK$”	means Hong Kong dollars, the lawful currency in Hong Kong;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Listing Rules”	means the Rules Governing the Listing of Securities on the Stock Exchange;

“Placee”

means the institutional or professional investor procured by the Placing Agent to purchase any of the Placing Shares pursuant to the Placing Agent’s obligations hereunder, and “Placees” shall be construed accordingly;

“Placing”	means the offer by way of a private placing of the Placing Shares procured by the Placing Agent to selected investors on the terms and subject to the conditions set out in this Agreement;

“Placing Announcement”	means the press announcement in the agreed form proposed to be issued on behalf of the Company in substantially such form immediately following the execution of this Agreement;

“Placing Price”	means the price of HK$1.48 per Placing Share;

“Placing Shares”	means 200,000,000 existing Shares, representing approximately 19.93% of the total issued share capital of the Company at the date hereof;

“Proceedings”	means any legal action or proceedings in connection with this Agreement;

“Shares”	has the meaning given to it in Recital (B);

“SFC”	means the Securities and Futures Commission of Hong Kong;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“Subsidiary”	has the same meaning as in section 2 of the Companies Ordinance and “Subsidiaries” shall be construed accordingly; and

“Transaction Costs”	has the meaning given to it in Clause 5.2.

1.2	Interpretation: In this Agreement, including its Recitals and the Schedule, unless otherwise defined or unless the context or subject matter otherwise requires, any reference to parties to this Agreement shall include their respective permitted assignees and successors; any reference to Recitals, Clauses or the Schedule is a reference to the recitals and clauses of, and the schedule to, this Agreement; any reference to a statutory provision shall include a reference to that provision as amended or re-enacted from time to time; headings are inserted for convenience only and shall be ignored in construing this Agreement; the singular includes the plural and vice versa, words importing gender or the neuter include both genders and the neuter; any reference to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as it may have been, or may be, amended, varied, novated or supplemented.

2.	APPOINTMENT OF THE PLACING AGENT

2.1	The Vendor hereby appoints the Placing Agent to the exclusion of all others and the Placing Agent, relying on the representations, warranties and undertakings herein contained and subject to the conditions as hereinafter mentioned, agrees to act as the placing agent for the Vendor to procure, on a best-effort basis, purchasers for the Placing Shares at the Placing Price. For the avoidance of doubt, the Placing Agent shall not be obliged to purchase any of the Placing Shares on its own account and the total number of Placing Shares is to be determined upon final matter confirmation from the purchasers.

2.2	The Placing Agent may appoint sub-placing agents to procure purchasers for the Placing Shares subject to its confirmation and undertaking that it shall require any sub-placing agent or other person through whom it may effect the Placing or offer any Placing Shares to observe the provisions of this Agreement.

2.3	The Vendor hereby confirms that this appointment confers on the Placing Agent, in accordance with the provisions hereof, all powers, authorities and discretion on behalf of the Vendor which are necessary for, or reasonably incidental to, the Placing (including, without limiting the foregoing and hereby agrees to ratify and confirm everything which the Placing Agent may lawfully, reasonably and properly do in the exercise of such powers, authorities and discretion in accordance with this Agreement.

2.4	The Vendor shall sell or procure the sale of the Placing Shares to be sold on its behalf pursuant to the Placing free from all liens, charges and encumbrances and together with all rights attaching to them as at the Closing Date, including the right to receive all dividends declared, made or paid on or after the Closing Date.

2.5	The Placing Shares shall be offered by the Placing Agent to the Placees in board lots of 2,000 Shares. The choice of Placees for the Placing Shares shall be determined by the Placing Agent, with the approval of the Vendor and subject to the requirements of the Listing Rules (in particular that the Placing Agent shall use its best endeavours to ensure that Placees and their ultimate beneficial owners shall be third parties independent from (i) the Vendor and its associates (as defined in the Listing Rules); and (ii) the Company and its associates (as defined in the Listing Rules) and connected persons (as defined in the Listing Rules).

2.6	The Placing Agent confirms and undertakes to the Vendor not to, directly or indirectly, offer, sell or deliver any Placing Shares or distribute or publish any documents (including, without limitation to the foregoing, any prospectus, form of application, offering circular, advertisement or other offering material or any report or other document calculated to invite or lead to offers or agreements being made to purchase Placing Shares) or make any representations or statements in relation to the Placing in the United States of America or in any country or jurisdiction except such offer, sale or delivery is made under circumstances that, shall not result in or constitute a breach of any applicable laws and regulations or give rise to a requirement for any prospectus to be published or filed or any registration or qualification to be made or obtained (other than such as are made or obtained by the Placing Agent) in any country or jurisdiction and all offers, sales and deliveries of Placing Shares shall be made on such terms.

2.7	The Placing Agent confirms and undertakes to the Vendor that it has not offered or sold and shall not offer or sell in Hong Kong, by means of any document, any Placing Shares other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or as agent, or otherwise in circumstances which do not constitute an offer to the public, and it has not issued or caused to be issued and shall not issue or cause to be issued any documents in relation to the Placing in Hong Kong (unless permitted to do so under the securities laws of Hong Kong) other than with respect to Placing Shares intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong or only to persons whose business involves the acquisition, disposal, or holding, of securities whether as principal or as agent.

2.8	The Placing Agent confirms and undertakes that it has not made and shall not make to any person to whom Placing Shares may be offered any representation or statement regarding the Company, the Group or the financial or business position or prospects of the Company or the Group which was not or is not, at the time of making the same, general public knowledge in the marketplace.

2.9	Any transaction legally, properly and reasonably carried out by the Placing Agent (and any sub-placing agent referred to in Clause 2.2 under and in accordance with this Agreement on behalf of the Vendor (and not as principal)) shall constitute a transaction carried out at the request of the Vendor and not in respect of the Placing Agent’s own account and the Placing Agent shall not be responsible for any loss or damage to any persons (including the Vendor) arising from any such transaction except:

(A)	for any loss or damage arising out of any fraud, default or negligence on the part of the Placing Agent or any sub-placing agent involved in the Placing; or

(B)	as a result, directly or indirectly, from non-compliance by the Placing Agent or any sub-placing agent with its obligations under this Agreement.

2.10	The Placing Shares shall be offered by the Placing Agent at the Placing Price as agent for the Vendor (together with such Hong Kong stamp duty and Stock Exchange transaction levy as may be payable by the Placees) up to the Closing Date.

3.	COMPLETION

Completion shall take place on the Closing Date. Upon Completion:

(A)	the Placing Agent shall procure payment to the designated bank account of the Vendor on or before 23 July 2007 (or such later date to be agreed in writing between the Company and the Placing Agent) of the total Placing Price (being HK$1.48) subject to the deduction of the Transaction Costs relating to the Placing; and

(B)	the Vendor shall give irrevocable delivery instructions to its broker to effect a book-entry settlement of the Placing Shares before 4:00 p.m. on the Closing Date to the credit of the securities account designated by the Placing Agent.

4.	UNDERTAKINGS

4.1	The Vendor shall procure that particulars of every significant new factor known to it which is in its reasonable opinion capable of materially affecting assessment of the Placing Shares in the context of the Placing which arises between the date hereof and 4:00 p.m. on the Closing Date shall be promptly provided to the Placing Agent.

4.2	The Vendor undertakes with the Placing Agent that it shall do all such other acts and things as may be reasonably required to be done by it to carry into effect the Placing in accordance with the terms of this Agreement.

5.	PAYMENT OF FEES COMMISSIONS AND EXPENSES

5.1	In consideration of the services of the Placing Agent in relation to the Placing, the Vendor shall pay to the Placing Agent, provided that completion of this Agreement occurs in accordance with Clause 3, commission (which shall include sellers brokerage), in Hong Kong dollars, of 2 per cent. of the amount equals to the Placing Price multiplied by the number of the Placing Shares, which amount the Placing Agent is hereby authorised to deduct from the payment to be made by them to the Vendor pursuant Clause 3.

5.2	The Vendor shall pay its own ad valorem stamp duty, the Stock Exchange trading fee and SFC transaction levy (if any) in respect of the sale of the Placing Shares, (together with the commission referred to in Clause 5.1, the “Transaction Costs”), if any, and the Placing Agent shall procure the payment of Placee’s ad valorem stamp duty, the Stock Exchange trading fee and SFC transaction levy (if any) in respect of the purchase of the Placing Shares.

5.3	If for any reason (other than any breach by the Placing Agent of its obligations hereunder) the Placing is not completed, the Vendor shall remain liable for the payment of all expenses referred to in Clauses 5.1 and 5.2 only to the extent already incurred.

5.4	All payments to be made by the Vendor pursuant to this Clause 5 shall be made in full without any set-off, deduction or withholding whatsoever.

5.5	The Placing Agent shall be responsible for its own professional cost in relation to the preparation, reviewing and execution of this Agreement which shall not exceed HK$100,000.

6.	REPRESENTATION, WARRANTIES AND UNDERTAKINGS

6.1	In consideration of the Placing Agent entering into this Agreement and agreeing to perform its obligations hereunder, the Vendor hereby warrants and represents to and for the benefit of the Placing Agent as follows:

(A)	the Placing Shares are fully paid up and the Vendor is the beneficial owner of the Placing Shares and the Vendor has the necessary power and authority to enable it to sell the Placing Shares hereunder free from any lien, charge, encumbrance or third party right whatsoever and together with all rights attaching thereto at the Closing Date and the Company has not exercised any lien over any of the Placing Shares;

(B)	the Company is duly incorporated and validly existing under the laws of the place of its incorporation with power to conduct its business in the manner presently conducted and the information contained in the Recitals is true and accurate;

(C)	all necessary consents and authorisations have been obtained to enable the Vendor to sell the Placing Shares, the Vendor has power under its constitutional documents to enter into this Agreement and this Agreement is duly authorised and when duly executed shall constitute valid and legally binding and enforceable obligations of the Vendor; and

(D)	save as previously disclosed by the Company to the public in writing during the preceding 12 months or otherwise than in the ordinary course of business, no member of the Group has entered into a material contract or commitment of an unusual or onerous nature which, in the context of the Placing, might be material for disclosure and each such company has carried on its business in the ordinary and usual course.

6.2	The representations and warranties set out in this Clause 6 are given as at the date hereof and shall be deemed to be repeated by Vendor on the Closing Date as if given or made on such date, with reference in each case to the facts and circumstances then subsisting. The Vendor undertakes up to and until completion of this Agreement or its earlier termination to notify the Placing Agent of any matter or event coming to its attention prior to the Closing Date which would or would reasonably be considered to render or have rendered any of the representations and warranties made by it set out in Clause 6 untrue, inaccurate or misleading in any material respect.

6.3	The Vendor undertakes on demand to indemnify the Placing Agent against all or any claims, actions, liabilities, demands, proceedings or judgments brought or established against the Placing Agent by any Placee or by any governmental agency, regulatory body or other person, directly or indirectly arising out of or in connection with the Vendor’s breach of any provisions of this Agreement and against all losses and all costs, charges and expenses (including legal fees as they are reasonably incurred) which the Placing Agent may suffer or reasonably incur in respect thereof (except for any loss, costs, charge or expense suffered or incurred directly or indirectly as a result of or in connection with any fraud, default or negligence on the Placing Agent or as a result of any breach of any provisions of this Agreement by the Placing Agent) (including, but not limited to, all such losses, costs charges or expenses suffered or incurred in disputing or defending any Proceedings).

6.4	The Placing Agent undertakes on demand to indemnify the Vendor or any of its directors (the “Indemnified Parties”) against all or any claims, actions, liabilities, demands, proceedings or judgments brought or established against any of the Indemnified Parties by any Placee or by any governmental agency, regulatory body or other person, directly or indirectly arising out of or in connection with the breach of the Placing Agent or any person appointed as a sub-placing agent pursuant to Clause 2.2 of any provisions of this Agreement and against all losses and all costs, charges and expenses (including legal fees as they are incurred) which any of the Indemnified Parties may suffer or reasonably incur in respect thereof (including, but not limited to, all such losses, costs charges or expenses suffered or incurred in disputing or defending any Proceedings).

6.5	The foregoing provisions of this Clause 6 shall remain in full force and effect notwithstanding completion of the Placing.

6.6	The Vendor shall not, and shall use its best endeavours to procure that no member of the Group shall, at any time prior to or on the Closing Date do or omit to do anything which may cause any of the representation and warranties made by it and set out in Clause 6 to be untrue.

6.7	At any time after the date hereof, each of the parties shall, at the request and cost of another party, execute or procure the execution of such documents and do or procure the doing of such acts and things as the party so requiring may reasonably require for the purpose of giving to the party so requiring the full benefit of all the provisions of this Agreement.

6.8	Any liability to the Placing Agent hereunder may in whole or in part be released compounded or compromised and time or indulgence may be given by the Vendor as regards any person under such liability without prejudicing the Vendor’s rights against any other person under the same or a similar liability.

7.	ANNOUNCEMENTS

Save for the Placing Announcement and save as required by law or by the Stock Exchange or the SFC, the Vendor hereby undertakes to procure that no public announcement or communication to the press, the Stock Exchange or the shareholders of the Company concerning the Company and/or it Subsidiaries which is material in relation to the Placing shall be made by or on behalf of the Company between the date hereof and the Closing Date without prior written approval from the Placing Agent as to the content, timing and manner of making thereof, such approval not to be unreasonably withheld or delayed, and thereafter no such announcement or communication shall be made by the Company for the period of one week after the Closing Date without the Vendor consulting the Placing Agent and taking into account its reasonable requests in relation to the content, timing and manner of the making thereof.

8.	TIME OF THE ESSENCE

Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Vendor and the Placing Agent but, as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

9.	NOTICES

9.1	All notices delivered hereunder shall be in writing in the English language and shall be communicated to the following addresses:

(A)	to the Vendor:
	address	: 19 Floor, Railway Plaza, 39 Chatham Road South, Tsimshatsui,
Hong Kong
	facsimile	: (852) 2317 9633
marked for the attention of: Mr. Martin Pak

(B)	to the Placing Agent:
	address	: Room 2501-02 at 26th Floor, ICBC Tower, 3 Garden Road, Central,
Hong Kong
	facsimile	: (852) 2525-0967
marked for the attention of: Ms. Cindy Kan

9.2	A notice shall be deemed to have been served:

(A)	if personally delivered, at the time of delivery;

(B)	if posted, if to an addressee within the same country, two (2) working days (or if to an addressee in a different country, five (5) working days, when it shall be sent by airmail) after the envelope containing the notice was delivered into the custody of the postal authorities;

(C)	if communicated by facsimile transmission, at the time of transmission; PROVIDED THAT where, in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs after 4 p.m. (local time) on a working day or on a day which is not a working day in the place of receipt, service shall be deemed to occur at 9 a.m. (local time) on the next following working day in such place; and for this purpose, in this Clause “working day” means a day on which banks are open for business in the ordinary course, other than Saturdays and Sundays.

9.3	In proving service, it shall be sufficient to prove that personal delivery was made or that the envelope containing the notice was properly addressed and delivered into the custody of postal authorities authorised to accept the same, or if sent by facsimile, by receipt of automatic confirmation of transmission or answerback PROVIDED THAT a notice shall not be deemed to be served if communicated by facsimile transmission which is not legible in all material respects; such transmission shall be deemed to have been so legible if a request for retransmission is not made before the end of the next working day following the transmission.

10.	GENERAL PROVISIONS

10.1	Further Assurance: Each party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or reasonably desirable to implement and/or give effect to this Agreement and the transactions contemplated by it.

10.2	Entire Agreement: This Agreement (together with any document described in or expressed to be entered into in connection with this Agreement) constitutes the entire agreement between the parties in relation to the transaction(s) herein referred to and supersedes any previous agreement between the parties in relation to such transaction(s).

10.3	Remedies Cumulative: Any right, power or remedy expressly conferred upon any party under this Agreement shall be in addition to, not exclusive of, and without prejudice to all rights, powers and remedies which would, in the absence of express provision, be available to it; and may be exercised as often as such party considers appropriate.

10.4	Waivers: No failure, relaxation, forbearance, indulgence or delay of any party in exercising any right or remedy provided by law or under this Agreement shall affect the ability of that party subsequently to exercise such right or remedy or to pursue any other rights or remedies, nor shall such failure or delay constitute a waiver or variation of that or any other right or remedy. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

10.5	Severability: The parties intend that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. If any particular provision or part of this Agreement shall be held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

10.6	Variation: No variation of any of the terms of this Agreement (or of any document described in or expressed to be entered into in connection with this Agreement) shall be effective unless such variation is made in writing and signed by or on behalf of each of the parties. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

10.7	Assignment: This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. No party shall take any steps to assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under or pursuant to this Agreement without the prior written consent of the other parties. In the absence of the prior written consent of the parties, this Agreement shall not be capable of assignment.

10.8	Counterparts: This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same agreement. Any party may enter into this Agreement by executing any such counterpart.

11.	GOVERNING LAW AND JURISDICTION

11.1	Governing Law: This Agreement (together with all documents referred to in it) shall be governed by and construed and take effect in accordance with the laws of Hong Kong (which each of the parties considers to be suitable to govern the international commercial transactions contemplated by this Agreement).

11.2	Jurisdiction: With respect to any question, dispute, suit, action or proceedings arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably:

(A)	submits to the non-exclusive jurisdiction of the courts of Hong Kong; and

(B)	waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bring Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

11.3	Service of Process: The Vendor hereby irrevocably appoints Mr. Martin Pak of 19 Floor, Railway Plaza, 39th Chatham Road South, Tsimshatsui, Hong Kong to receive, for it and on its behalf, service of process in any Proceedings. The Vendor agrees that any such legal process shall be sufficiently served on it if delivered to Mr. Martin Pak at its address specified in this Clause. If for any reason Mr. Martin Pak is unable to act as the Vendor's process agent, the Vendor shall promptly notify the Placing Agent and forthwith appoint a substitute process agent. Without affecting the right of any party to serve process in any other way permitted by law, the parties irrevocably consent to service of process given in the manner provided for notices in Clause 10.

11.4	Waiver of Immunity: To the extent that, in the courts of any jurisdiction, any party may claim for itself or its revenues or assets (irrespective of their use or intended use) immunity on the grounds of sovereignty or other similar grounds from suit; jurisdiction of any court; relief by way of injunction, order for specific performance or for recovery of property; attachment (whether in aid of execution, before judgment or otherwise); execution or enforcement of any judgment or other legal process to which it or its revenues or assets might otherwise be entitled in any Proceedings (whether or not claimed), and to the extent that in any such jurisdiction there may be attributed to itself or its revenues or assets such immunity, that party irrevocably agrees not to claim such immunity and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

The Schedule

Placees List

Name of the Placee	No. of Placing Share

This page is intentionally left blank (both parties agreed).

EXECUTION PAGE

IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by CHENG Chung	)
Hing, director	)
for and on behalf of	)
Man Sang International (B.V.I.))
Limited	)
)
in the presence of:

SIGNED by	)
,director/authorised signatory	)
for and on behalf of	)
ICEA Securities Limited	)
)
in the presence of:	)